Exhibit 99.2

First Financial Bank, N.A. Completes the Purchase of
Three Banking Centers from Irwin Union Bank and Trust Company

Cincinnati, Ohio – August 31, 2009 – First Financial Bancorp (Nasdaq: FFBC) announced today that First Financial Bank, N.A., its wholly-owned subsidiary bank, has completed the purchase of three banking centers from Irwin Union Bank and Trust Company, the subsidiary bank of Irwin Financial Corporation (NYSE: IFC). The banking centers, located in the Indiana communities of Carmel, Greensburg and Shelbyville transitioned to First Financial over the weekend and opened as First Financial Bank banking centers today.

Total deposits of $84.6 million assumed through this transaction include only checking, savings and money market accounts. Certificate of deposit accounts were excluded in order to comply with a request from the seller. Total deposits assumed are approximately $58.7 million less than the previous estimate of $143.3 million due primarily to the exclusion of the certificate of deposit accounts. Deposits were assumed at par. Clients with certificate of deposit accounts will be able to move their accounts to First Financial at maturity.

Total loans of $41.1 million acquired through this transaction were purchased at par and will add to the $145.1 million of loans that were acquired in these markets in a previous loan purchase that was completed on June 30, 2009. Total loans acquired in these two transactions are $186.2 million and are primarily in the Indiana markets of Carmel, Greensburg, Shelbyville and Columbus.

The purchase of these banking centers is a continuation of First Financial’s plan to extend its reach into central and southeastern Indiana. The company now operates 36 banking centers in 27 communities in Indiana. In total, First Financial operates 104 banking centers in 63 communities in Ohio, Kentucky and Indiana.

Forward-Looking Statements
This news release should be read in conjunction with the consolidated financial statements, notes and tables in First Financial Bancorp’s most recent Annual Report on Form 10-K for the year ended December 31, 2008. Management’s analysis contains forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. However, such performance involves risk and uncertainties that may cause actual results to differ materially. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to, management’s ability to effectively execute its business plan; the risk that the strength of the United States economy in general and the strength of the local economies in which First Financial conducts operations continue to deteriorate, resulting in, among other things, a deterioration in credit quality or a reduced demand for credit, including the resultant effect on First Financial’s loan portfolio, allowance for loan and lease losses and overall financial purpose; the ability of financial institutions to access sources of liquidity at a reasonable cost; the impact of recent upheaval in the financial markets and the effectiveness of domestic and international governmental actions taken in response, such as the U.S. Treasury’s TARP and the FDIC’s Temporary Liquidity Guarantee Program, and the effect of such governmental actions on First Financial, its competitors and counterparties, financial markets generally and availability of credit specifically, and the U.S. and international economies, including potentially higher FDIC premiums arising from participation in the Temporary Liquidity Guarantee Program or from increased payments from FDIC insurance funds as a result of depository institution failures; the effects of and changes in policies and laws of regulatory agencies, inflation, and interest rates; technology changes; mergers and acquisitions; including our ability to successfully integrate both the Peoples Community Bank banking centers, and the banking centers acquired from Irwin Union Bank and Trust Company; the effect of changes in accounting policies and practices; adverse changes in the securities and debt markets; First Financial’s success in recruiting and retaining the necessary personnel to support business growth and expansion and maintain sufficient expertise to support increasingly complex products and services; the cost and effects of litigation and of unexpected or adverse outcomes in such litigation; uncertainties arising from First Financial’s participation in the TARP, including impacts on employee recruitment and retention and other business practices, and uncertainties concerning the potential redemption of the U.S. Treasury’s preferred stock investment under the program, including the timing of, regulatory approvals for, and conditions placed upon, any such redemption; and First Financial’s success at managing the risks involved in the foregoing. For further discussion of certain factors that may cause such forward-looking statements to differ materially from actual results, refer to the 2008 Form 10-K and other public documents filed with the Securities and Exchange Commission (SEC), as well as the most recent Form 10-Q filing for the quarter ended June 30, 2009. These documents are available at no cost within the investor relations section of First Financial’s website at www.bankatfirst.com/investor and on the SEC's website at www.sec.gov.

About First Financial Bancorp
First Financial Bancorp is a Cincinnati, Ohio based bank holding company with $3.8 billion in assets. Its banking subsidiary, First Financial Bank, N.A., founded in 1863, provides retail and commercial banking products and services, and investment and insurance products through 104 banking centers in Ohio, Kentucky and Indiana. The bank’s wealth management division, First Financial Wealth Resource Group, provides investment management, traditional trust, brokerage, private banking, and insurance services, and has approximately $1.7 billion in assets under management. Additional information about the company, including its products, services, and banking locations, is available at www.bankatfirst.com/investors.

Additional Information
Investors/Analysts Patti Forsythe Vice President, Investor Relations 513-979-5837 patti.forsythe@bankatfirst.com	Media Cheryl Lipp First Vice President, Marketing Director 513-979-5797 cheryl.lipp@bankatfirst.com